EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Young & Rubicam Inc. (File No. 333-57605) of our report dated February 16, 1999 included in this Annual Report on Form 10-K. We also consent to the application of such report to the Financial Statement Schedule for the years ended December 31, 1996, 1997 and 1998 listed in the accompanying index when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules.

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP


New York, New York
February 16, 1999